CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2000, which appears on page 1 of the financial statements included in the Annual Report on Form 10KSB of Elast Technologies, Inc. for the year ended December 31, 1999.



/s/ Kelly & Company
Kelly & Company
Newport Beach, California

January 19, 2001